Exhibit 16.1
March 8, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Old National Bancorp (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of Item 9 of Form 10-K of Old National Bancorp to be filed on or about March 8, 2006. We agree with the statements concerning our Firm in such Item 9 of Form 10-K.
Very truly yours,
PricewaterhouseCoopers LLP